Exhibit 99.1

VOLT INFORMATION SCIENCES PROVIDES UPDATE

New York, New York, November 8, 2010 – Volt Information Sciences, Inc. (NYSE: VOL) updated information on its cash and borrowings position. The Company reported that, as of August 1, 2010, the Company’s consolidated borrowings were approximately $82 million.   This includes $50 million drawn under its $150 million accounts receivable securitization program.  It also includes $17 million of outstanding foreign currency borrowings under its bank credit facility.   The Company’s consolidated cash and cash equivalents, excluding restricted cash, were approximately $45 million. The Company’s restricted cash of $71 million included $29 million of collateral for its short-term borrowings under the Company’s bank credit facility and under certain international credit facilities.  The use of unrestricted cash during the first nine months of fiscal 2010 related primarily to the cash collateral, expenses in connection with the restatement of the Company’s financial statements and related matters, and an increase in receivables due to increased business activity.

During the first nine months of fiscal 2010, the Company incurred consulting, legal and accounting expenses of approximately $18.4 million in connection with the restatement of its financial statements and related matters.  Additional consulting, legal and accounting costs are expected to be incurred for the balance of fiscal 2010 and in fiscal 2011.

The Company is in the process of restating previously issued financial statements for errors arising out of its application of accounting rules which affected the timing of the recognition of revenues and related costs for certain contracts entered into by its Computer Systems segment, and it has determined that additional adjustments beyond those already identified for its Computer Systems segment are necessary.

The Company also reported that the Staff of the Securities and Exchange Commission is conducting a private investigation, which the Company believes to be focused on accounting matters. The Company is fully cooperating with the investigation.  The Company cannot predict or determine whether any proceeding may be instituted as a result of the investigation, the timing of the final outcome of the investigation, or the effect that an adverse finding, if any, may have on it.

About Volt Information Sciences, Inc. Volt Information Sciences, Inc. is a leading provider of global infrastructure solutions in technology, information services and staffing acquisition for its FORTUNE 100 customer base. Operating through an international network of servicing locations, the staffing segment fulfills IT, engineering, administrative, and industrial workforce requirements of its customers, for both professional search and temporary/contingent personnel as well as managed services programs and Recruitment Process Outsourcing (RPO) services. Technology infrastructure services include telecommunications engineering, construction, and installation; central office services; and IT managed services and maintenance. Information-based services are primarily directory assistance, operator services, database management, and directory printing. Visit www.volt.com.

This press release contains forward-looking statements, which are subject to a number of known and unknown risks, including those discussed in previous filings with the SEC, the effects of the investigation, and costs that may be incurred in connection with the restatement and the investigation, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements.

Contact:

Ron Kochman
Volt Information Sciences
voltinvest@volt.com